UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  09/05/2008

Commission File Number	Exact name of registrant as specified in its charter; State or other jurisdiction of incorporation; Address of principal executive offices; and Registrant's telephone number including area code	IRS Employer Identification Number
001-32956	NewPage Holding Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616158
333-125952	NewPage Corporation Delaware 8540 Gander Creek Drive Miamisburg, Ohio 45342 877.855.7243	05-0616156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On September 9, 2008, the registrants publicly announced that David J. Prystash will replace Jason W. Bixby as senior vice president, chief financial officer and assistant secretary of NewPage Corporation, NewPage Holding Corporation and NewPage Group Inc., effective September 22, 2008. In a related action, Mr. Prystash also resigned as a director of NewPage Corporation, NewPage Holding Corporation and NewPage Group Inc., effective September 5, 2008.

In his new position, Mr. Prystash will receive an annual base salary of $415,000 and will be eligible for an annual incentive payment targeted at 75% of his base salary. Mr. Prystash will receive a bonus of $85,000 upon beginning service as an officer. Mr. Prystash will also receive non-qualified stock options to purchase 800,000 shares of the common stock of our ultimate parent, NewPage Group Inc., at an exercise price of $21.22 per share. The Company and Mr. Prystash intend to execute a formal employment agreement and a non-qualified stock option agreement similar to employment agreements and non-qualified stock option agreements that we have in place with other executive officers. These agreements will entitle Mr. Prystash to receive certain termination benefits in the case of separation or a change in control of the Company.

Mr. Prystash, age 46, has been a director and member of the audit committee of NewPage Corporation and NewPage Holding Corporation from April 5, 2006 to his resignation on September 5, 2008. He has been controller, global product development at Ford Motor Company from January 2005 to the present. From June 2003 to December 2004, he was executive director, vehicle remarketing at Ford. From July 2001 to May 2003, he served as controller, North American product programs at Ford.

Item 9.01.    Financial Statements and Exhibits

(d) Exhibits
        99.1        News Release dated September 9, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NewPage Holding Corporation

Date: September 09, 2008	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary

NewPage Corporation

Date: September 09, 2008	By:	/s/ Douglas K. Cooper
Douglas K. Cooper
Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description
EX-99.1	News Release